                                                                      EXHIBIT 11

                             THE TJX COMPANIES, INC.
              DETAILED COMPUTATIONS OF NET INCOME PER COMMON SHARE
                                BASIC AND DILUTED


                                                                         Fiscal Year Ended
                                               ------------------------------------------------------------------------
                                               January 30,    January 31,    January 25,     January 27,   January 28,
                                                  1999           1998           1997            1996          1995
                                               ------------   ------------   ------------   ------------   ------------
The computation of net income available
  and adjusted shares outstanding follows:
     Net income                                $424,154,000   $304,815,000   $363,123,000   $ 26,261,000   $ 82,619,000
       Less provision for dividends on
       preferred stock in each year               3,523,000     11,668,000     13,741,000      9,407,000      7,156,000
                                               ------------   ------------   ------------   ------------   ------------

A) Net income used for basic computation        420,631,000    293,147,000    349,382,000     16,854,000     75,463,000
                                               ------------   ------------   ------------   ------------   ------------

       Add (where dilutive):
         Provision for preferred dividends        3,523,000     11,668,000     13,741,000         93,000             --
                                               ------------   ------------   ------------   ------------   ------------

B) Net income used for diluted computation     $424,154,000   $304,815,000   $363,123,000   $ 16,947,000   $ 75,463,000
                                               ============   ============   ============   ============   ============

C) Weighted average number of common  shares
    outstanding, used for basic calculation     318,073,081    321,474,046    300,926,904    289,660,704    292,541,336

       Add (where dilutive):
         Assumed conversion of:
           Convertible preferred stock           10,914,354     24,032,172     46,331,584      1,064,628             --
           Stock options                          5,660,515      4,105,966      3,391,612         56,568      1,296,464
                                               ------------   ------------   ------------   ------------   ------------

D) Adjusted shares outstanding, used for
       fully diluted computation                334,647,950    349,612,184    350,650,100    290,781,900    293,837,800
                                               ============   ============   ============   ============   ============

Earnings per share:
       Basic (A divided by C)                  $       1.32   $       0.91   $       1.16   $       0.06   $       0.26
       Diluted (B divided by D)                $       1.27   $       0.87   $       1.04   $       0.06   $       0.26
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Note: Share amounts above are presented as if the 2 for 1 stock split had been effective for each period.